Exhibit 99.1

MAD CATZ® ANNOUNCES THE RESIGNATION OF WILLIAM WOODWARD FROM THE BOARD OF DIRECTORS AND THE APPOINTMENT OF SCOTT GUTHRIE AS HIS REPLACEMENT

San Diego – January 31, 2014 – Mad Catz Interactive, Inc. (“Mad Catz” or “Company”) (NYSE MKT/TSX: MCZ) announced today the resignation of William Woodward from the Company’s Board of Directors (“Board”). Mr. Woodward also was a member of the Board’s Audit Committee and a key supporter of the Company’s growth and more sophisticated product mix. Mr. Woodward resigned from the Board for personal reasons and his decision was not the result of any disagreement with the Company or the Board. The Company greatly appreciates Mr. Woodward’s service and contributions as a member of the Board and its Audit Committee over the last seven years and wishes him the very best in his future endeavors.

The Company also announced today the appointment of Scott Guthrie to the Company’s Board and Audit Committee. Mr. Guthrie joins the Board in conjunction with the vacancy created by the resignation of Mr. Woodward. Mr. Guthrie has spent his entire career building consumer-facing businesses and was recently appointed Regional General Manager of the Americas for SodaStream International Ltd., the world’s leading manufacturer and distributor of home beverage carbonation systems. Prior to that, Mr. Guthrie held senior management positions with several global consumer products companies, including: EVP of Paramount Pictures Home Entertainment (a division of Viacom), where he was responsible for the sales and marketing strategies of leading home entertainment brands such as Paramount, Dreamworks, MTV, Nickelodeon, CBS and Showtime; EVP of MTV Games, where he oversaw the global development of the popular Rockband franchise and other leading video games; EVP of Publishing at THQ, a leading developer and publisher of interactive entertainment software; and Head of North American Sales and Distribution in the home entertainment division of The Walt Disney Company. Mr. Guthrie began his career as a Key Account Sales Manager with Colgate-Palmolive before joining PepsiCo as National Accounts Sales Manager in Canada. Mr. Guthrie holds a BA in Business/Economics from Bishops University.

Commenting on Mr. Woodward’s resignation and on Mr. Guthrie’s appointment, Darren Richardson, President and Chief Executive Officer of Mad Catz, said, “We greatly appreciate Bill’s valuable service to the Company and his support for the Company’s strategic acquisitions and increased sophistication in product and product breathe during his Board tenure. We wish him only the best in his current and future endeavors. While we are sad to see Bill go, we are pleased to welcome Scott to the Board. His broad expertise in growing leading consumer brands, particularly in the gaming, software and home entertainment industries, makes him a great fit for Mad Catz, a valuable asset to our Board, and will further assist Mad Catz as it pursues its strategic direction of creating cutting-edge products for passionate consumers.”

About Mad Catz

Mad Catz Interactive, Inc. (“Mad Catz”) (NYSE MKT/TSX: MCZ) is a leading global provider of innovative interactive entertainment and leisure products marketed under its Mad Catz® (gaming), Tritton® (audio), and Saitek® (simulation) brands. Mad Catz also develops flight simulation software through its internal ThunderHawk Studios™; publishes games under its Mad Catz brand; and, distributes games and videogame products for third parties. Mad Catz distributes its products through most leading retailers offering interactive entertainment and leisure products and maintains offices in North America, Europe and Asia. For additional information about Mad Catz and its products, please visit the Company’s website at www.madcatz.com.

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Mad Catz Interactive, Inc.

Mad Catz Communications:

Alex Verrey

Global PR and Communications Director

averrey@madcatz.com or +44 (0) 1633 883 133

Karen McGinnis

Chief Financial Officer

kmcginnis@madcatz.com or (619) 683-9830

Investor Relations:

Joseph Jaffoni, Norberto Aja, Jim Leahy

JCIR

mcz@jcir.com or (212) 835-8500

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